SICHENZIA, ROSS & FRIEDMAN LLP
                                ATTORNEYS AT LAW
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                    --------

                               Tel: (212) 664-1200
                               Fax: (212) 664-7329
                            E-Mail: srflaw@i-2000.com



                                                              May 16, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20001

         Re:      Endovasc Ltd., Inc.
                  File No. 333-57270

Gentlemen:

     We are counsel to Endovasc Ltd., Inc. (the "Company"). On behalf of the Company, we are hereby withdrawing Post-Effective Amendment No. 1 to the registration statement on Form SB-2 filed on April 30, 2001.

     If you wish to contact us with respect to the foregoing, please feel free to contact us.

                                                  Very truly yours,



                                               /s/Sichenzia, Ross & Friedman LLP
                                                  Sichenzia, Ross & Friedman LLP

Enclosures